Exhibit 99.1

CONTACT:

Steve Martens, VP Investor Relations

Molex Incorporated

630-527-4344

For Immediate Release

MOLEX REPORTS RESULTS FOR FISCAL 2013 THIRD QUARTER

AND ANNOUNCES DIVIDEND INCREASE

Lisle, Illinois – April 23, 2013 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its third quarter ended March 31, 2013.

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
USD millions, except per share data	2013	2012	2012
Net revenue	$852.9	$967.7	$837.1
Net income	44.8	70.4	64.9
Earnings per share	0.25	0.39	0.36

Net revenue for the March 2013 quarter was $852.9 million, a decrease of 11.9% from the December 2012 quarter and an increase of 1.9% from the March 2012 quarter. In local currencies, net revenue declined 11.5% compared with the December 2012 quarter and increased 3.0% compared with the March 2012 quarter. Orders for the March 2013 quarter were $909.2 million, a decrease of 1.1% from the December 2012 quarter and an increase of 4.2% from the March 2012 quarter.

Net income for the March 2013 quarter was $44.8 million or $0.25 per share, compared with $70.4 million, or $0.39 per share, for the December 2012 quarter and $64.9 million, or $0.36 per share, for the March 2012 quarter. The current quarter was impacted by the previously announced litigation settlement related to unauthorized activities in Japan, which reduced net income by $21.8 million ($13.9 million after-tax or $0.08 per share) representing amounts related to the settlement not previously accrued.

“Revenue in the March quarter was weaker than expected, largely due to the sharp reduction in demand from one customer for certain new programs that were launched in the September quarter and ramped significantly in the December quarter. The remainder of the business experienced a normal seasonal decline in revenue. We were able to mitigate the impact of lower revenue by closely managing manufacturing and operating costs,” stated Martin P. Slark, Chief Executive Officer. “Our backlog increased both sequentially and year over year and our order rate for the quarter was stable with sequential improvements in the automotive and industrial markets. The distribution channel was also stronger this quarter and we are optimistic that the remainder of calendar 2013 will provide more robust growth opportunities.”

Other financial highlights for the quarter ended March 31, 2013:

•	Gross profit margin was 29.1%, compared with 29.9% in the December 2012 quarter and 30.5% in the March 2012 quarter.

•	SG&A expense was $167.4 million, compared with $181.0 million in the December 2012 quarter and $163.9 million in the March 2012 quarter.

•	Backlog was $463.0 million, an increase of 14.6% from the December 2012 quarter and an increase of 22.8% from the March 2012 quarter.

•	The book-to-bill ratio for the March quarter was 1.07 to 1 compared with 0.95 to 1 for the December 2012 quarter and 1.04 to 1 for the March 2012 quarter.

•	Capital expenditures were $55.9 million or 6.6% of revenue.

•	Inventory days outstanding was 89 days compared with 83 days in the December 2012 quarter and 93 days in the March 2012 quarter.

•	Accounts receivable days outstanding was 70 days compared with 67 days in the December 2012 quarter and 72 days in the March 2012 quarter.

•	The effective tax rate was 23.6%. Excluding the impact from the Japan litigation settlement, the effective tax rate was 26.6%.

Japan Litigation Settlement

As previously announced on February 15, 2013, Molex and Mizuho Bank settled litigation regarding previously reported unauthorized loans. Pursuant to the settlement, Molex agreed to pay ¥17 billion ($182.8 million) and Mizuho Bank agreed to release Molex cash accounts and provisional attachments and to release Molex from any future claims. During the third quarter, the Company recognized a charge to income from operations of $21.2 million ($13.5 million after-tax) largely for interest expense and legal fees, and incurred related transaction costs charged to other income (expense) of $0.6 million ($0.4 million after-tax).

Increase in Cash Dividend

The Board of Directors has approved an increase in the quarterly cash dividend to $0.24 per share, an increase of 9.1% from the previous cash dividend of $0.22 per share. The increase is effective for the cash dividend payable on July 25, 2013 to shareholders of record on June 28, 2013, for each share of Common Stock (MOLX), Class A Common Stock (MOLXA) and Class B Common Stock, and will continue quarterly until further action by the Board.

Outlook

Based upon current order rates and customer backlog, the Company estimates revenue in the range of $870 to $910 million for the June 2013 quarter. At this level of revenue, the Company expects earnings per share in the range of $0.33 to $0.37, assuming constant foreign currency rates, unchanged commodity prices and an effective tax rate in the range of 30% to 32%.

Earnings Conference Call Information

A conference call will be held on Tuesday, April 23, 2013 at 8:30 a.m. central time. Please dial (888) 679-8034 to participate in the call. International callers should dial (617) 213-4847. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 58992005. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 10:30 a.m. central time at (888) 286-8010 or (617) 801-6888 / pass code 33101742.

Other Investor Events

May 8, 2013 / Jefferies 2013 Global Technology, Media and Telecom Conference in New York

June 13, 2013 / 33rd Annual William Blair Growth Stock Conference in Chicago

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “expect,” “anticipate,” “outlook,” “forecast,” “could,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “potential,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Respective risks, uncertainties, and assumptions that could affect the outcome or results of operations are described in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2012, and the Form 10-Q for the quarters ended September 30, 2012 and December 31, 2012, which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecasted by our forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, industry trends, global economic conditions, success of customers, cost of raw materials, value of inventory, foreign currency exchange rates, labor costs, protection of intellectual property, cost reduction initiatives, acquisition synergies, manufacturing strategies, product development introduction and sales, regulatory changes, competitive strengths, income tax fluctuations, natural disasters, unauthorized access to data, government investigations and outcomes of legal proceedings. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions, or otherwise.

Molex Incorporated is a 74-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 41 manufacturing locations in 15 countries. The Molex website is www.molex.com.

# # #

Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

	Mar. 31, 2013	June 30, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$702,786	$637,417
Marketable securities	10,145	14,830
Accounts receivable, less allowances of $38,530 and $37,876, respectively	657,447	751,279
Inventories	544,633	531,825
Income taxes receivable	18,628	—
Deferred income taxes	38,601	110,789
Other current assets	30,015	33,098

Total current assets	2,002,255	2,079,238
Property, plant and equipment, net	1,135,637	1,150,549
Goodwill	191,551	160,986
Non-current deferred income taxes	49,095	50,038
Other assets	183,288	170,692

Total assets	$3,561,826	$3,611,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of short-term borrowings and long-term debt	$88,725	$104,933
Accounts payable	301,536	355,491
Accrued expenses:
Accrued liability for unauthorized activities in Japan	—	184,177
Income taxes payable	—	35,360
Other	225,592	212,035

Total current liabilities	615,853	891,996
Other non-current liabilities	17,381	18,174
Accrued pension and other postretirement benefits	92,020	115,176
Long-term debt	315,000	150,032

Total liabilities	1,040,254	1,175,378

Commitments and contingencies
Total stockholders’ equity	2,521,572	2,436,125

Total liabilities and stockholders’ equity	$3,561,826	$3,611,503

Molex Incorporated

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net revenue	$852,858	$837,080	$2,737,514	$2,630,663
Cost of sales	604,326	581,904	1,931,395	1,819,822

Gross profit	248,532	255,176	806,119	810,841

Selling, general and administrative	167,384	163,853	511,533	496,151
Unauthorized activities in Japan	21,210	2,521	25,398	8,166

Total operating expenses	188,594	166,374	536,931	504,317

Income from operations	59,938	88,802	269,188	306,524
Interest (expense) income, net	(1,582)	(1,212)	(3,525)	(4,697)
Other income (expense)	265	1,561	(1,690)	3,319

Total other (expense) income, net	(1,317)	349	(5,215)	(1,378)

Income before income taxes	58,621	89,151	263,973	305,146
Income taxes	13,854	24,268	77,498	95,730

Net income	$44,767	$64,883	$186,475	$209,416

Earnings per share:
Basic	$0.25	$0.37	$1.05	$1.19
Diluted	$0.25	$0.36	$1.04	$1.18
Dividends declared per share	$0.2200	$0.2000	$0.6600	$0.6000
Average common shares outstanding:
Basic	177,527	176,164	177,102	175,830
Diluted	179,652	178,134	179,031	177,152

Molex Incorporated

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended March 31,
	2013	2012
Operating activities:
Net income	$186,475	$209,416
Add non-cash items included in net income:
Depreciation and amortization	176,445	179,664
Share-based compensation	22,045	17,248
Other non-cash items	1,356	8,914
Changes in assets and liabilities:
Accounts receivable	80,152	71,833
Inventories	(23,751)	(20,896)
Accounts payable	(41,703)	(38,382)
Other current assets and liabilities	21,633	(4,747)
Unauthorized activities in Japan	(165,813)	—
Other assets and liabilities	(22,349)	7,328

Cash provided from operating activities	234,490	430,378
Investing activities:
Capital expenditures	(203,985)	(149,427)
Acquisitions	(55,299)	(24,000)
Proceeds from sales of property, plant and equipment	15,189	3,373
Proceeds from sales or maturities of marketable securities	12,722	8,348
Purchases of marketable securities	(7,959)	(8,881)
Insurance proceeds and other investing activities	9,962	11,000

Cash used for investing activities	(229,370)	(159,587)
Financing activities:
Proceeds from revolving credit facility, short-term loans and debt	441,401	75,000
Payments on revolving credit facility, short-term loans and debt	(277,434)	(308,615)
Net proceeds from issuance of long-term debt	—	149,521
Cash dividends paid	(116,706)	(105,375)
Exercise of stock options	9,894	6,867
Other financing activities	(3,233)	(3,199)

Cash provided by (used for) financing activities	53,922	(185,801)
Effect of exchange rate changes on cash	6,327	(8,780)

Net increase in cash and cash equivalents	65,369	76,210
Cash and cash equivalents, beginning of period	637,417	532,599

Cash and cash equivalents, end of period	$702,786	$608,809